Exhibit 99.1

First Reliance Announces 1st Quarter Net Income of $707,207 - Up 23%

          FLORENCE, S.C., April 18 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported unaudited net income for the quarter ended March 31, 2007 of $707,207, an increase of $133,504, or 23.27%, over the $573,703 reported for the quarter ended March 31, 2006. Earnings benefited from strong growth in both net interest income and non-interest income. Specifically, net interest income increased 9.48% to $4,388,681 for the quarter ended March 31, 2007, while non-interest income increased by 27.14% to $1,193,185. Basic earnings per share were $0.21, an increase of $0.04, or 23.53%, from $0.17 reported in the prior-year period. The earnings per share for the quarter ended March 31, 2007 is based on average shares of 3,432,022 compared to 3,344,344 shares reported in the prior-year period.

          At March 31, 2007, total assets were $483.5 million, an increase of $63.5 million, or 15.11% over the $420.1 million reported for March 31, 2006. Loans increased $49.8 million, or 15.23% to $376.8 million, funded primarily by growth in deposits. Deposits increased $53.2 million, or 14.98% to $408.3 million reported the prior year period.

          “The accelerated growth that we experienced in 2006 continued into the first quarter of 2007,” commented Rick Saunders, President and CEO.  “2007 will be a year of expansion as we continue to grow our footprint throughout the state.  We anticipate hosting two grand openings during the summer of 2007 at our new regional headquarters in Lexington, SC and a new state-of-the-art branch in Mt. Pleasant, SC. Additional sites for expansion will also be announced throughout the year, including new branches in Myrtle Beach, and Charleston on Sam Rittenberg Blvd. In addition to our new branches, we also recently opened a training facility in Florence and loan production offices in Greenville and Rock Hill, both of which will convert to full service branches over the next year.

          “Remaining true to our commitment to be Easy-To-Do-Business-With(TM), our doors are now open from 8-8 Mon.-Sat.(TM) in both of our Florence locations. These hours will also be available in Lexington and Mt. Pleasant following their grand openings. To continue to provide superior customer service, our expansion efforts require us to also grow our current number of associates. We remain dedicated to hiring and training the best of the best. Our new Learning Center will provide us with space for distributed learning and teaming of co- workers in order to foster our commitment to providing excellent customer service,” stated Rick Saunders.

          Jeff Paolucci, Senior Vice President and Chief Financial Officer, commented on the quarterly performance results by saying, “The first quarter of 2007 was an outstanding quarter. Total deposits increased 14.98% over the prior year period, due much to the success of our expansion initiatives and our Easy-To-Do-Business-With(TM) standard. Every product or service that we offer is measured against this standard. For example, our No FEE ATM Network and 8-8 extended banking hours promise a convenient banking experience for our customers. The first quarter of 2007 foreshadows an exciting year of growth not only financially, but growth through expansion in facilities, new employees, and new community efforts.”

          The Company’s one bank subsidiary, First Reliance Bank, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies(TM) in South Carolina four times including 2006 (Elliott Davis). First Reliance Bank operates in five locations with Totally FREE Checking, Totally FREE Business, FREE coin machines, 5 Way Mortgage Service Promises, and 8-8 Mon.-Sat. Extended Hours in their Florence locations. Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $484 million in assets as of March 31, 2007. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary.

          The bank has five full service branch locations which include two Florence branch locations, as well as a Technology Center, and a Learning Center in Florence, SC. In addition, the bank’s aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston, SC. During the fourth quarter of 2005, the bank acquired its third Charleston branch site located on Sam Rittenberg Blvd. Additional branch expansions over the next 24 months include new sites located in North Charleston, the Midlands Region, and the Upstate Region of South Carolina. The Company’s stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on our website at http://www.firstreliance.com.

          This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

          Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

          We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250.

First Reliance Bancshares,Inc.
Consolidated Reports of Income

	Three Months Ended Mar 31,2007	Three Months Ended Mar 31,2006

	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	7,892,673	6,397,688
Investment Securities
Taxable	234,334	270,349
Tax exempt	170,141	152,401
Federal funds sold	78,659	177,871
Other interest income	40,305	26,018
Total	8,416,112	7,024,327
Interest Expense
Time deposits $100,000 and over	1,392,470	1,060,179
Other deposits	2,187,668	1,544,759
Other interest expense	447,293	410,720
Total	4,027,431	3,015,658
Net Interest Income	4,388,681	4,008,669
Provision for loan losses	(135,234)	(250,285)
Net Interest Income after provision	4,253,447	3,758,384
Noninterest Income
Service charges on deposit accounts	442,670	364,379
Gain on sale of mortgage loans	470,242	358,450
Brokerage fees	40,860	31,465
Credit life insurance commissions	3,299	6,429
Other charges, commissions and fees	74,463	59,766
Gain on sale of securities available for sale	1,021	—
Gain on sale of other real estate	9,365	—
Gain on sale of fixed assets	14,415	(14)
Other	136,850	117,980
Total	1,193,185	938,455
Noninterest Expense
Salaries and benefits	2,595,775	2,240,635
Occupancy	337,396	288,986
Furniture and equipment related	190,661	162,578
Other operating	1,381,410	1,193,086
Total	4,505,242	3,885,285
Income before tax	941,390	811,554
Income tax expense	234,183	237,851
Net Income	707,207	573,703
Basic earnings per share	0.21	0.17
Diluted earnings per share	0.20	0.16

First Reliance Bancshares,Inc.
Balance Sheet

	March 31 2007	March 31 2006	December 31 2006

	(Unaudited)	(Unaudited)	Audited
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	8,838,605	9,208,595	17,328,075
Federal funds sold	24,069,000	15,250,000	14,135,000
Total cash and cash equivalents	32,907,605	24,458,595	31,463,075
Investment securities
Securities available for sale	35,644,764	37,356,234	35,931,271
Nonmarketable equity securities	1,780,400	1,956,350	2,187,600
Investment in trust	310,000	310,000	310,000
Total investment securities	37,735,164	39,622,584	38,428,871
Loans held for sale	8,099,771	7,760,509	6,632,010
Loans receivable	376,786,671	326,997,202	353,491,036
Less allowance for loan losses	(4,134,062)	(3,594,008)	(4,001,881)
Loans, net	372,652,609	323,403,194	349,489,155
Premises, furniture, and equipment, net	15,540,456	10,644,038	13,770,135
Accrued interest receivable	2,274,308	1,984,566	2,464,531
Other real estate owned	1,087,537	1,518,896	1,386,380
Cash surrender value life insurance	10,234,776	8,644,788	10,134,036
Other assets	3,015,590	2,033,965	2,442,529
Total Assets	483,547,816	420,071,135	456,210,722
Liabilities:
Deposits:
Noninterest bearing transaction accounts	50,252,975	43,331,022	42,107,434
Interest bearing transaction accounts	31,372,785	29,039,236	33,243,099
Savings	79,117,431	80,493,705	78,831,730
Time deposits $100,000 and over	135,534,391	114,849,844	111,991,864
Other time deposits	112,034,558	87,392,005	106,763,956
Total deposits	408,312,140	355,105,812	372,938,083
Securities sold under agreements to repurchase	8,671,324	4,127,758	8,120,014
Advances from Federal Home Loan Bank	19,000,000	18,500,000	28,500,000
Junior subordinated debentures	10,310,000	10,310,000	10,310,000
Accrued interest payable	749,925	435,373	766,276
Other liabilities	1,405,008	944,864	1,483,086
Total Liabilities	448,448,397	389,423,807	422,117,459
Shareholders’ Equity:
Common Stock	34,596	33,703	34,249
Capital Surplus	25,567,900	24,703,902	25,257,814
Restricted Stock	(112,946)	(91,840)	(66,131)
Retained Earnings	9,564,963	6,185,550	8,857,755
Accumulated other comprehensive income	44,906	(183,987)	9,576
Total Shareholders Equity	35,099,419	30,647,328	34,093,263
Total Liabilities and Shareholders Equity	483,547,816	420,071,135	456,210,722

SOURCE  First Reliance Bancshares, Inc.
          -0-                                                            04/18/2007
          /CONTACT:  Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer of First Reliance Bank, +1-843-674-3250, jpaolucci@firstreliance.com/
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